                                  EXHIBIT 12.1


CAPITAL CROSSING PREFERRED CORPORATION
RATIO OF EARNINGS TO PREFERRED STOCK DIVIDENDS
DOLLARS IN THOUSANDS

                                                                                FOR THE YEAR     FOR THE YEAR     FOR THE PERIOD
                                                                                   ENDED            ENDED      FROM MARCH 20, 1998
                                                 FOR THE THREE MONTHS ENDED     DECEMBER 31,    DECEMBER 31,  THROUGH DECEMBER 31,
                                               MARCH 31, 2001   MARCH 31, 2000      2000             1999              1998
                                               --------------   --------------  -------------    ------------  -------------------

Earnings available to common shareholder.....     $ 5,387           $ 3,496        $21,123        $18,522            $13,055

Preferred stock dividends (1)................     $   364           $   366        $ 1,459        $ 1,338            $    60

Adjusted earnings (2)........................     $ 5,751           $ 3,862        $22,582        $19,860            $13,115
                                                  -------           -------        -------        -------            -------

(2 divided by 1).............................       15.80             10.55          15.48          14.84             218.58


CAPITAL CROSSING BANK
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DOLLARS IN THOUSANDS


                                                                     FOR THE THREE MONTHS                  FOR THE YEAR
                                                                     ENDED MARCH 31, 2001             ENDED DECEMBER 31, 2000
                                                                    ---------------------             -----------------------

                                                                                                            ACTUAL

Earnings available to common shareholders........................        $ 2,056                           $10,043

Preferred stock dividends........................................            225                               904

Income Taxes.....................................................          1,281                             6,326
Interest Expense.................................................         11,530                            38,132
                                                                         -------                           -------

Adjusted earnings (2)............................................        $15,092                           $55,405
                                                                         =======                           =======

Preferred stock dividends........................................            345                             1,387
Interest expense.................................................         11,530                            38,132
                                                                         -------                           -------

Fixes Charges (1)................................................        $11,875                           $39,519
                                                                         =======                           =======

(2 divided by 1).................................................           1.27                              1.40